UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 2, 2012

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of A123 Systems, Inc. (the “Company”) approved its 2012 Annual Cash Incentive Bonus Program (“Program”), including the 2012 target bonuses for the executive officers of the Company pursuant to the Program.  The target bonus amount as a percentage of base salary for each of the Company’s named executive officers is set forth below:

Fiscal 2012 Target Bonus (% of base salary)
David P. Vieau	115%
David Prystash	80%
Jason Forcier	80%
Robert Johnson	100%
Eric Pyenson	60%

The Bonus Program for 2012 provides that bonus payouts under the Program will be based 75% on the financial performance of the Company and 25% on each executive’s individual performance.  The Company’s financial performance targets under the Program are based on equally-weighted targets for revenue, adjusted EBITDA and cash balance.  Individual performance goals are based on the particular area of expertise of the executive and his performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort.  Actual payouts related to achievement of individual performance goals range from 0% to 100% of the target bonus associated with individual performance.  The Company’s achievement of the financial performance goals will be measured with a threshold achievement at 80% of the target goal and a maximum achievement at 120% of the target goal for each financial metric.  Actual payouts related to achievement of the Company’s financial performance goals will be made at 50% of the target bonus for achievement of the threshold target and increase on a straight line basis to 150% of the target bonus payable at the maximum achievement, with 100% target bonus payable for achievement of the target.

On May 2, 2012, the Compensation Committee also approved an annual merit increase in Mr. Pyenson’s base salary from $280,500 to $294,530.  This increase was approved retroactive to April 1, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: May 8, 2012	By:	/s/ ERIC J. PYENSON
Eric J. Pyenson
Vice President and General Counsel